Exhibit 99

Dillard’s, Inc. Reports September Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that sales for the five weeks ended October 4, 2008 were $568,474,000 compared to sales for the five weeks ended October 6, 2007 of $649,229,000. Sales decreased 12% on both a total and comparable store basis.

Hurricane Gustav and Hurricane Ike disrupted operations in many of the Company’s stores during the five weeks ended October 4, 2008. Management believes the detrimental effect of these hurricanes on its comparable store sales performance for the five weeks ended October 4, 2008 was approximately 3%.

Sales for the 35 weeks ended October 4, 2008 were $4,356,163,000 compared to sales for the 35 weeks ended October 6, 2007 of $4,498,377,000. Sales decreased 5% in total stores. Sales in comparable stores decreased 6% for the 35-week period.

During the five weeks ended October 4, 2008, sales were slightly above the average company trend in the Central region, consistent with trend in the Western region and below trend in the Eastern region.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations